UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2012 (March 15, 2012)

Atlas Resource Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-35317	45-3591625
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices) (Zip Code)

(800) 251-0171

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

Purchase and Sale Agreement

On March 15, 2012, ARP Barnett, LLC (the “Purchaser”), a wholly owned subsidiary of Atlas Resource Partners, L.P. (the “Company”), entered into a definitive agreement (the “Purchase Agreement”) with Carrizo Oil & Gas, Inc. and its wholly owned subsidiaries CLLR, Inc., Hondo Pipeline, Inc. and Mescalero Pipeline, Inc. to purchase certain assets for $190 million in cash (the “Acquisition”). The purchase price is subject to certain post-closing adjustments based on, among other things, environmental and title defects, if any. The assets being acquired include interests in approximately 200 natural gas wells producing from the Barnett Shale, located in Bend Arch–Fort Worth Basin in North Texas, and related proved undeveloped acres as well as gathering pipelines and associated gathering facilities that service certain of the acquired wells. The closing of the Acquisition is expected to occur on or before April 30, 2012, and is subject to customary closing conditions. There can be no assurance that all of the closing conditions will be satisfied. A copy of the Purchase Agreement is attached hereto as Exhibit 2.1.

In connection with entering into the Purchase Agreement, the Company entered into a commitment letter with Wells Fargo Bank, National Association on March 15, 2012 (the “Commitment Letter”) to increase the initial borrowing base of the Company’s previously disclosed senior secured revolving credit facility from $138 million to $250 million and increase the maximum credit amount from $300 million to $500 million. The Commitment Letter contemplates (i) the commitment by Wells Fargo Bank to provide the Company with the full amount of the increased borrowing base at the closing of the transactions contemplated by the Purchase Agreement and (ii) that Wells Fargo Bank will solicit commitments from other lenders to the increased facility, with Wells Fargo Bank’s commitment reduced on a dollar-for-dollar basis by the amount of any such commitments. Proceeds from this debt financing will fund a portion of the cash consideration required pursuant to the Purchase Agreement. The Commitment Letter is subject to various conditions, including the absence of a material adverse effect (as defined in the Purchase Agreement) having occurred, the execution of satisfactory documentation, the Company having received net cash proceeds of not less than $80 million from the private placement of its common units (described below), the consummation of the Acquisition substantially in accordance with the terms of Purchase Agreement, and other customary closing conditions. The Commitment Letter expires on May 17, 2012, if the closing of the Acquisition has not occurred by such date.

Common Unit Purchase Agreement

On March 15, 2012, the Company executed a unit purchase agreement for a private placement of approximately $120 million of equity securities to third party investors, consisting of approximately six million common units, at a negotiated price per unit of $20.00. The Acquisition is expected to be funded from the net proceeds from the private placement of equity securities, together with funds available under the Company’s senior secured revolving credit facility with Wells Fargo Bank. The issuance of the common units is subject to customary closing conditions, including the closing of the Acquisition, and there can be no assurance that all of the conditions to closing will be satisfied. The common units will be issued and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. A copy of the form of the common unit purchase agreement is attached hereto as Exhibit 10.1.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 to this Current Report is hereby incorporated by reference into this Item 3.02.

Item 7.01 Regulation FD Disclosure.

On March 16, Atlas issued a press release related to the foregoing. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

2.1	Purchase and Sale Agreement, dated as of March 15, 2012, among ARP Barnett, LLC, Carrizo Oil & Gas, Inc., CLLR, Inc., Hondo Pipeline, Inc. and Mescalero Pipeline, Inc. The schedules to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request.

10.1	Common Unit Purchase Agreement, dated as of March 15, 2012, among Atlas Resource Partners, L.P. and the various purchasers party thereto

99.1	Press Release of Atlas Resource Partners, L.P. dated March 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 21, 2012	Atlas Resource Partners, L.P.

	By:	Atlas Resource Partners GP, LLC,
its general partner

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer